Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
     Andrew J. Dennard
     (713) 943-7574

FORTUNE SMALL BUSINESS RANKS MEXICAN RESTAURANTS, INC. ONE OF AMERICA’S FASTEST-GROWING SMALL COMPANIES

Houston, TX, June 26, 2006 - FORTUNE Small Business announced today that Mexican Restaurants, Inc. (NASDAQ:CASA), has been included on the sixth annual FSB 100 list of the fastest-growing small companies in America. The list, which is comprised of public companies, appears in the July/August issue of FORTUNE Small Business and is available at FSB.com. Mexican Restaurants, Inc. was listed as 99th on the FORTUNE Small Business 100.

“We are honored to be recognized on a national stage as one of America’s leading small companies with the FSB 100 listing,” said Curt Glowacki, President and Chief Executive Officer of Mexican Restaurants, Inc. “Three years ago, our leadership team implemented a turnaround plan that has produced unprecedented growth for our company. That plan has been successful for both our customers and shareholders and this recognition further validates that we’re on the right track.”

California tops the list of the states with the most companies on the FORTUNE Small Business 100 with 18 companies, followed by Texas with 12, New York with eight and New Jersey with seven.

To compile the sixth annual list, FORTUNE Small Business asked financial research firm Zacks to rank public companies with revenues less than $200 million and a stock price of more than $1, based on their percentage growth in earnings, revenue, and stock performance over the past three years. Banks and real estate firms were excluded.

About Mexican Restaurants, Inc.
Mexican Restaurants, Inc. (NASDAQ:CASA), based in Houston, Texas, operates 80 Mexican restaurants (61 Company-operated, 18 franchises and one licensed). The current system includes six brands: Casa Olé, Monterey’s Tex Mex Café, Monterey’s Little Mexico, Tortuga Mexican Kitchen, La Senorita and Crazy Jose’s. The Company enjoyed annual sales exceeding $81 million in 2005 and employs more than 3,000 employees across four states. For more information, please visit www.mexicanrestaurantsinc.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K, that attempt to advise interested parties of the risks and factors that may affect the Company’s business.